Exhibit 10.1
TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is made by and between Alexa King (“Executive”) and Mandiant, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
RECITALS
WHEREAS, Executive has been employed as at-will employee by the Company since April 2012 and currently serves as its Executive Vice President, Corporate and Legal Affairs, General Counsel and Secretary;
WHEREAS, Executive is party to an offer letter with the Company dated August 1, 2013 and a Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”);
WHEREAS, Executive is protected by the terms of the Company’s Change of Control Severance Policy for Officers, adopted and effective July 30, 2013 (the “Severance Policy”);
WHEREAS, Executive has notified the Company of her intent to cease full-time employment with the Company and, because of her extensive knowledge of many ongoing matters related to the Company, the Company would like to ensure that it continues to have access to her services for as long as necessary to ensure continuity and preserve stockholder value;
WHEREAS, the Company has asked Executive to provide transition services to the Company as a strategic advisor beginning on November 1, 2021 (the “Transition Date”) through at least March 1, 2022, with the possibility of continuing those services past March 1, 2022 if the parties mutually determine it to be appropriate (the final date that Executive provides services, the “End Date”); and
WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company or any of the other Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:
COVENANTS
1.Services.
(a)Transition. Executive’s employment with the Company will terminate on the Transition Date and until such date she will continue to serve in her present role.
(b)Strategic Advisor Services. Beginning on the Transition Date and through the End Date, Executive will continue to provide services to the Company as a strategic advisor with her services focusing on those set forth on Exhibit A, as reasonably requested by the Company’s Chief Executive Officer (the “Services”). As of the Transition Date, Executive will be an independent contractor to the Company and will determine the time and location at which she will perform services and will have access to Company technology systems solely as necessary to ensure continuity in providing the Services. Beginning on the Transition Date, Executive will no longer be an officer of the Company and will have no power or authority to bind the Company, except as specifically authorized by the Company’s Chief Executive Officer. The Parties acknowledge and agree that there will be no break in service between Executive’s termination of employment and her providing Services to the Company as a strategic advisor.
(c)Termination of Services. Either of the Company or Executive may terminate this Agreement at any time for any reason. If the Company terminates this Agreement prior to March 1, 2022 for a reason other than something that would be considered Cause under the Severance Policy, Executive will be entitled to all consideration outlined in Section 2 that would have otherwise been earned through March 1, 2022.
2.Consideration. In consideration for her agreement to provide the Services and to give the release set forth in Section 3, Executive will receive:
(a)A monthly payment of $33,750 for the period from the Transition Date through the End Date, with the first payment payable on November 30, 2021 and remaining payments payable each month thereafter on the last business day of the month, with the payment for any partial month of Services being prorated;
(b)Continued provision of benefits through the Transition Date if possible for an independent contractor or a cash payment that is sufficient, after payment of taxes on such amount, to pay any applicable premiums for health care continuation coverage (through COBRA or otherwise) through the Transition Date;
(c)A cash bonus for fiscal 2021, payable before or on February 15, 2022, to be determined by the Board of Directors of the Company or the Compensation Committee of the Company’s Board of Directors with the corporate portion of such bonus determined on the same basis as for the Company’s then-active Executive Vice Presidents and any individual portion determined by the Company’s Chief Executive Officer but at no less than target; and
(d)Continued vesting of all outstanding equity awards through the End Date with any performance-based equity awards deemed earned at the same level as for other individuals who have awards of the same type.
Notwithstanding the foregoing, the receipt of any bonus under Section 2(c) and the release of any performance-based equity compensation in February 2022 will be contingent on the effectiveness of an Additional Release(s), in the form attached as Exhibit B, signed by Executive not earlier than the day prior to the date such benefits are provided.
3.General Release and Waiver of Claims.
(a)The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock options, restricted stock units, termination benefits or other compensation to which Executive may be entitled by virtue of her employment with the Company or her termination of employment with the Company. In exchange for the consideration under this Agreement, and to the fullest extent permitted by law, Executive hereby releases the Company and its officers, shareholders, employees, directors, attorneys, affiliates, successors and assigns (collectively “Releasees”) from and waives any and all charges, complaints, claims, causes of action, debts, demands, sums of money, controversies, agreements, promises, damages, liabilities and obligations of any kind, whether known or not known, suspected or unsuspected, anticipated or unanticipated (hereinafter referred to as “claim” or “claims”), that arise out of or in any way related to events, acts, conduct or omissions prior to or on the date Executive signs this Agreement, including without limitation any claims incidental to or arising out of her employment with the Company.
(b)This release and waiver includes, without limitation: (i) all claims arising out of or in any way related to Executive’s employment with or provision of services to the Company or the termination of that employment or service relationship; (ii) all claims related to Executive’s compensation or benefits from the Company, including but not limited to salary, bonuses, commissions, vacation pay, severance pay, fringe benefits, stock, stock options, RSUs, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including but not limited to claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims, including but not limited those arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Labor Code, the California Business and Professions Code, or other similar state statute, and/or any other federal state or local law or regulation that may be released by private agreement.
(c)Excluded Claims. Notwithstanding the foregoing, Executive is not releasing the Releasees from any of the following claims: (i) any rights or claims for indemnification Executive may have pursuant to any written indemnification agreement with the Company to which Executive is a party, the charter, bylaws, or operating agreements of the Company or any of its direct or indirect subsidiaries, or under applicable law (including California Labor Code Section 2802); (ii) any rights which cannot be waived as a matter of law, including, but not limited to, any Protected Activity (as defined below); or (iii) any claims arising from the breach of this Agreement. In addition, nothing in this Agreement prevents Executive from filing, cooperating with, or participating in any proceeding before the EEOC, the Department of Labor, the California Department of Fair Employment and Housing, or similar federal or state government agency, except that Executive hereby waives her right to any monetary benefits or recovery in connection with any such claim, charge or proceeding. Executive hereby represents that she is not aware of any claims she has or might have against the Releasees.
(d)Section 1542 Waiver. In granting the release herein, which includes claims which may be unknown to Executive at present, Executive acknowledges that she has read and understood Section 1542 of the California Civil Code: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to her release of any unknown or unsuspected claims herein.
4.ADEA Waiver. Executive hereby acknowledges that she is knowingly and voluntarily waiving and releasing the Releasees from any rights she may have under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act (“ADEA Waiver”), and that the consideration given for the foregoing waiver is in addition to anything of value to which she is already entitled. Executive further acknowledges that:
(a)Executive’s ADEA Waiver and release do not apply to any claims that may arise after her signing of this Agreement;
(b)Executive should consult with an attorney prior to executing this release;
(c)Executive has twenty-one (21) days within which to consider this release (although she may choose to voluntarily execute this release earlier) and if she has not availed herself of the full time period she has failed to do so knowingly and voluntarily;
(d)Executive has seven (7) days following the execution of this release to revoke the ADEA Waiver (in a written revocation sent to the Company’s Chief Executive Officer); and
(e)the ADEA Waiver will not be effective until the eighth day after this Agreement has been signed both by Executive and by the Company.
5.No Pending or Future Lawsuits. Executive represents that she has no lawsuits, claims, or actions pending in her name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that she does not intend to bring any claims on her own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
6.No Right to Reemployment. Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company.
7.Mutual Non-Disparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees or their products or services, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company agrees that it will refrain from any disparagement, defamation, libel, or slander of Executive, and will further refrain from any tortious interference with the contracts of Executive. Executive understands and acknowledges that the Company’s obligations under this Section 7 apply only to its officers and directors and only for so long as they serve in such capacity at the Company. The Parties acknowledge that nothing in this section shall prohibit a Party from providing truthful information in response to a subpoena or other legal process.
8.Breach. In addition to the Attorneys’ Fees section below, Executive acknowledges and agrees that any material breach of this Agreement or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement, except as provided by law. Except as provided by law, Executive shall also be responsible to the Company for all costs, attorneys’ fees, and any and all damages incurred by the Company in (a) enforcing Executive’s obligations under this Agreement or the Confidentiality Agreement, including the bringing of any action to recover the consideration, and (b) defending against a claim or suit brought or pursued by Executive in violation of the terms of this Agreement.
9.No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.
10.Arbitration. Except for any claim for injunctive relief arising out of a breach of a Party’s obligations to protect the other’s proprietary information and except as prohibited by law, the Parties agree that any and all disputes arising out of the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement, Executive’s employment with the Company or the terms thereof, or any of the matters herein released, shall be subject to arbitration in Santa Clara County, California under the Federal Arbitration Act (the “FAA”) and that the FAA shall govern and apply to this arbitration agreement with full force and effect; however, without limiting any provisions of the FAA, a motion or petition or action to compel arbitration may also be brought in state court under the procedural provisions of such state’s laws relating to motions or petitions or actions to compel arbitration. Executive agrees that, to the fullest extent permitted by law, Executive may bring any such arbitration proceeding only in Executive’s individual capacity. Any arbitration will occur through JAMS pursuant to its employment arbitration rules. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The Parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The Parties expressly waive any entitlement to have such controversies decided by a court or a jury.
11.Tax Consequences.
(a)General. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on behalf under the terms of this Agreement. Executive agrees and understands that she is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of:
(i)Executive’s failure to pay, or Executive’s delayed payment of, federal or state taxes, and
(ii)damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
(b)The Parties agree and acknowledge that the consideration paid under this Agreement is not related to sexual harassment or sexual abuse and is not intended to fall within the scope of 26 U.S.C. Section 162(q).
(c)Section 409A. This Agreement is intended for all payments to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and final Treasury Regulations and official guidance thereunder (“Section 409A”), and shall be interpreted to be so exempt and/or comply with Section 409A.
12.Miscellaneous.
(a)Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that she has the capacity to act on her own behalf and on behalf of all who might claim through her to bind her to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
(b)Confidentiality Agreement. Subject to Section 12(d) governing Protected Activity, Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of Company employees.
(c)No Cooperation. Subject to Section 12(d) governing Protected Activity, Executive agrees that she will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that she cannot provide counsel or assistance.

(d)Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any legally protected activity, including filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”) (such activity, a “Protected Activity”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this section is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(e)No Representations. Executive represents that she has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
(f)Severability. The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims, and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
(g)Damages. The parties agree that damages incurred as a result of a breach of this Agreement will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of a breach of this Agreement. It is also agreed that, in the event Executive files a claim against the Company with respect to a claim released by Executive herein (other than a proceeding before the Equal Employment Opportunity Commission), the Company may withhold, retain, or require reimbursement of all or any portion of the payments under this Agreement until such claim is withdrawn by Executive. The provisions of the preceding sentence do not apply to a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA.
(h)Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

(i)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard for choice-of-law provisions, except that any dispute regarding the enforceability of the arbitration section of this Agreement shall be governed by the FAA. To the extent that any lawsuit is permitted under this Agreement, Executive hereby expressly consents to personal and exclusive jurisdiction and venue of the state and federal courts in the State of California.
13.Entire Agreement and Modification.
(a)Entire Agreement. This Agreement, including those documents incorporated by reference, represents the entire agreement and understanding between the Company and Executive concerning its subject matter and Executive’s employment with and separation from the Company, and supersede and replace any and all prior agreements and understandings concerning its subject matter of this Agreement and Executive’s relationship with the Company.
(b)No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.
14.Effective Date. Except as set forth in Section 4(e), this Agreement will become effective on the day Executive signed this Agreement (the “Effective Date”).
15.Voluntary Execution of Agreement. Executive understands and agrees that she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of her claims against the Company and any of the other Releasees. Executive acknowledges that Executive:
(a)has read this Agreement;
(b)has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;
(c)understands the terms and consequences of this Agreement and of the releases it contains;
(d)has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; and
(e)is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have voluntarily executed this Agreement on the respective dates set forth below.

ALEXA KING, an individual

Dated:	10/6/2021	/s/ Alexa King

MANDIANT, INC.

Dated:	10/7/2021	/s/ Kevin R. Mandia
Kevin R. Mandia
Chief Executive Officer

Exhibit A
Services

•Strategically advise with regard to ongoing/potential future litigation
•Divestiture-related/TSA support
•Advising CEO and Board on various matters
•Assist in search process for successor General Counsel
•Train and transition Interim and Successor General Counsels
•Participate in Annual ERM process

Exhibit B
Additional Release
This Additional Release Agreement (“Additional Release”) is made by and between Alexa King (“Executive”) and Mandiant, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
1.Executive and the Company previously entered into a Transition Agreement dated October 6, 2021 (the “Transition Agreement”) that contained certain releases and a requirement that an additional release be signed prior to the receipt of certain payments.
2.If Executive signs this Additional Release, it will be immediately effective and Executive will be entitled to the following consideration, which Executive would not be entitled to if this Additional Release was not effective:
(a)A cash bonus for fiscal 2021, payable before or on February 15, 2022, to be determined by the Board of Directors of the Company or the Compensation Committee of the Company’s Board of Directors with the corporate portion of such bonus determined on the same basis as for the Company’s then-active Executive Vice Presidents and any individual portion determined by the Company’s Chief Executive Officer but at no less than target; and
(b)Release of performance-based equity awards deemed earned at the same level as for other individuals who have awards of the same type.
3.In exchange for the consideration referred to in the preceding Section, Executive agrees to extend all of her releases and waivers set forth in the Transition Agreement, other than those with respect to the ADEA as set forth in Section 4 of the Transition Agreement, to any claims, as such term is used in the Transition Agreement, that may have arisen between the date the Transition Agreement was signed and the date signed below. The Parties further acknowledge that the terms of the Transition Agreement (other than those set forth in its Section 4) shall apply to this Additional Release and are incorporated herein.
4.Executive understands and agrees that she executed this Additional Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of her claims against the Company and any of the other Releasees. Executive acknowledges that Executive:
(a)has read this Additional Release;
(b)has been represented in the preparation, negotiation, and execution of this Additional Release by legal counsel of Executive’s own choice or has elected not to retain legal counsel;
(c)understands the terms and consequences of this Additional Release and of the releases it contains;
(d)has not relied upon any representations or statements made by the Company that are not specifically set forth in this Additional Release; and

(e)is fully aware of the legal and binding effect of this Additional Release and that it is effective when Executive signs it and that Executive has no ability to revoke the releases given.
IN WITNESS WHEREOF, the Parties have voluntarily executed this Additional Release on the respective dates set forth below.

ALEXA KING, an individual

Dated:

MANDIANT, INC.

Dated:
Name:
Title: